Exhibit 10.48

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of March 16, 2004 (as the same may be amended, restated, supplemented or otherwise modified from time to time hereafter, this “Agreement”), is entered into between Columbia Laboratories, Inc., a Delaware corporation having its corporate offices at 345 Eisenhower Parkway, Livingston, New Jersey (“Columbia” or the “Company”), and G. Frederick Wilkinson (“Executive”).

WITNESSETH:

WHEREAS, Executive is currently employed as President, Chief Executive Officer, and Chairman of the Board of Directors of Columbia under an Employment Agreement dated March 16, 2001;

WHEREAS, the Company wishes to continue the employment of Executive on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and Executive desire to enter into this Agreement so the rights, duties, benefits, and obligations of each regarding Executive’s employment for and by the Company will be fully set forth under the terms and conditions stated within this Agreement;

NOW THEREFORE, in consideration of the mutual promises and undertakings hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Term. The term of this Agreement shall commence on the date hereof and continue until March 31, 2007, unless this Agreement is earlier terminated in accordance with Section 6 or 8 hereof. The term shall be automatically extended without further action of either party for additional one-year periods, unless written notice of either party’s intention not to extend has been given to the other party hereto at least ninety (90) days prior to the expiration of the then effective term.

2. Title; Duties.

(a) Executive shall be the President and Chief Executive Officer of the Company. Executive will perform duties customarily associated with such position, including, but not limited to, duties relating to the overall management of the development, testing, registration, manufacturing, licensing, marketing and selling of pharmaceutical products for the Company and its affiliates, and such other duties commensurate with the job description as may be reasonably assigned to him from time to time by the Board of Directors of the Company (the “Board”) or their designees. Executive shall be employed at the Company’s offices located in Livingston, New Jersey.

Executive will report to the Board in accordance with applicable law, the Company’s bylaws, and otherwise as reasonably necessary to keep the Board apprised of material business issues.

(b) Executive agrees to devote his entire business time and attention to the performance of his duties under this Agreement. He shall perform his duties to the best of his ability and shall use his best efforts to further the interests of the Company. Executive shall perform his duties and will be required to travel as reasonably necessary to perform the services required of him under this Agreement. Executive represents and warrants to the Company that he is able to enter into this Agreement and that his ability to enter into this Agreement and to fully perform his duties hereunder are not limited to or restricted by any agreements or understandings between Executive and any other person. For the purposes of this Agreement, the term “person” means any natural person, corporation, partnership, limited liability partnership, limited liability company, or any other entity of any nature.

(c) Executive will observe the reasonable rules, regulations, policies and/or procedures that the Company may now or hereafter establish governing the conduct of its business, except to the extent that any such rules, regulations, policies and/or procedures may be inconsistent with the terms of this Agreement, in which case the terms of this Agreement shall control.

3. Employment Contract. The Company and Executive acknowledge that the terms of his employment are set forth in this Employment Agreement. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement, provided by law, or as may otherwise be available in accordance with the Company’s established written plans and written policies at the time of termination.

4. Compensation.

(a) Subject to tax withholdings and deductions to cover Executive contributions to, and payments under, applicable Executive benefit and welfare plans and programs, the Company will pay Executive an annual base compensation of $500,000 per year to be paid in accordance with the Company’s normal payroll practices during the term of this Agreement, as increased in accordance with this section (“Base Salary”). The Executive shall be entitled to annual increases in his Base Salary commensurate with annual increases to other executive level officers.

(b) In addition to the Base Salary, Executive shall receive an annual performance bonus, to be determined by the Compensation Committee of the Board based upon the parameters and criteria contained in the Company’s bonus plan. Should the Executive satisfy the parameters and criteria established in the Company’s bonus plan, he shall be entitled to a Target Annual Bonus of 50% of his Base Salary as then in effect. Should the Executive substantially exceed the parameters and criteria established in the Company’s bonus plan, he shall be entitled to a bonus in excess of 50%, to be determined by the Compensation Committee. This bonus shall be paid to the Executive within seventy-five (75) days of the end of each calendar year.

(c) Executive also shall be eligible in the sole and reasonable discretion of the Compensation Committee of the Board (or any committee of the Board that shall replace such committee) to participate in the company’s stock option plan as is from time to time in effect, subject to the terms and conditions of such plan. The Executive shall be eligible for an initial grant to purchase 50,000 commons shares of the Company’s stock with an exercise price equal to the average of the high and low price of the Company’s Common Stock on May 12, 2004 on the stock exchange on which the Company is listed as of that date. Stock options granted to or to be granted Executive under the prior Employment Agreement dated March 16, 2001 shall not be effected by this Agreement in any manner.

5. Benefits.

(a) Executive shall be eligible for all employee benefit programs (including any pension, 401K, group life insurance, group medical and dental, and short-term and long-term disability policies, plans, and programs) generally available to other executive level employees of the Company during the entire term of this Agreement, and thereafter with respect to any benefits that may continue after termination of employment or non-renewal or this Agreement. Executive and Executive’s eligible dependents shall be eligible to participate in all of the Company’s medical, dental, vision and hospitalization programs as are customarily made available to the employees of the Company, in accordance with the terms of those benefit plans.

(b) Executive shall be entitled to 30 days of paid time off (“PTO”) annually during the term of this Agreement. Executive may carry over unused PTO, to a maximum of 50 days, to the next year. In no event shall Executive be entitled to more than a total of 80 PTO days, including those carried over, in any given year. At the end of each year, Executive shall be paid for all unused PTO days in excess of the 50 he is entitled to carry over pursuant to this Agreement; payment shall be based on the salary then in effect, and shall be subject to all withholdings and deductions required by law. At the conclusion of the term of the Agreement, Executive shall be entitled to payment for all unused PTO to which he is entitled in the year in which the termination takes effect. These PTO days shall be in addition to, and not in lieu of, sick days, scheduled holidays, and floating holidays to which Executive otherwise is entitled. The parties acknowledge and agree that, as of the date of the execution of this Agreement, Executive has 36 days of unused PTO, which shall carry over to the beginning of this Agreement and shall be subject to this paragraph.

(c) In accordance with the policies of the Company in effect from time to time, Executive will be entitled to reimbursement for approved ordinary and necessary business expenses incurred by him during the term of this Agreement in his capacity as an Executive of the Company.

6. Termination.

(a) Death. Executive’s employment shall terminate immediately upon his death.

(b) Disability. Executive’s employment shall terminate upon Executive having a “Disability.” For purposes of this Agreement, “Disability” means a determination by the Company in accordance with applicable law that, as a result of a physical or mental illness, Executive is unable to perform the essential functions of his job even with a reasonable accommodation for a period of three (3) consecutive months.

(c) Termination by Company for Cause. Upon delivery of written notice of termination for “Cause” from Company to Executive, Executive’s employment shall terminate. Termination for “Cause” shall mean termination based on (i) gross negligence, recklessness or malfeasance in the performance of Executive’s duties; (ii) Executive’s conviction of, or pleading guilty or nolo contendere to, any crime, as that term is defined by New Jersey law, or felony, as that term is defined by federal law; (iii) Executive committing any act of fraud or other material misconduct resulting or intending to result directly or indirectly in gain or personal enrichment at the expense of Company; (iv) Executive willfully engaging in any misconduct relating to the business of Company that could reasonably be expected to have a materially detrimental effect on the business or financial condition of the Company; (v) willful misconduct which materially discredits or damages Company, or violates Company’s policies or procedures, after Company has notified Executive of the actions Company deems to constitute noncompliance; (vi) Executive willfully and materially breaches his obligations under Sections 9 and 10 below, relating to confidential information, non-solicitation and non-competition.

Termination for Cause pursuant to subsections (i), (iii), (iv), (v), or (vi) of this Paragraph (c) of Section 6 shall not take effect unless and until the Company complies with the provisions of this paragraph. Executive shall be given written notice by the Company of its intention to terminate him for Cause pursuant to Paragraph 6(c), stating in detail the particular act(s) or failure(s) to act that constitute the grounds on which the proposed termination for Cause is based. That written notice shall be given to Executive within ninety (90) days of the Company’s learning of such act(s) or failure(s) to act. Executive shall then have thirty (30) days after receipt of such written notice to cure such conduct; to the extent such cure is possible. If Executive fails to cure such conduct on or before the end of the thirty (30) day period, Executive shall be terminated for Cause. If Executive’s conduct is not curable, no notice need be given by the Company before terminating Executive for Cause.

(d) Resignation for Good Reason. Executive may terminate his employment with “Good Reason” (as defined below) upon no fewer than thirty (30) days prior written notice to the Company specifying the reason(s) for the termination. Upon receipt of Executive’s notice of intent to resign from his employment for Good Reason, Company shall have a right to cure the alleged breach or other conduct alleged by Executive to constitute Good Reason within the thirty (30) day period. For purposes of this Agreement, “Good Reason” means (i) Company materially breaches this Agreement; (ii) Company assigns duties to Executive which are materially inconsistent with his duties as set forth in Section 2 or which materially impair his ability to perform the services contemplated hereunder; or (iii) Company has, without Executive’s consent, relocated Executive’s office more than 100 miles from its location at the commencement of this Agreement; or (iv) Company substantially reduces the Executive’s job title, responsibilities, level of authority.

(e) Resignation Without Good Reason. Executive may resign from his employment without Good Reason upon no fewer than thirty (30) days prior written notice to the Company. Without Good Reason as used in this Agreement refers to any reason not included as a Good Reason in section 6(d).

(f) Termination by Company Without Cause. Executive’s employment shall terminate thirty (30) days after written notice delivered to Executive of Company’s termination of Executive’s employment for reason other than death, Disability, or Cause.

7. Compensation Upon Termination

(a) If Executive’s employment is terminated by the Company for Cause, Executive shall be entitled to receive:

(i) Base Salary at the rate in effect immediately before the effective date of termination paid through the effective date of termination; and

(ii) reimbursement for any previously unreimbursed business expenses properly incurred and documented by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(iii) a lump sum payment for any unused PTO; and

(iv) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company.

(b) If Executive resigns Without Good Reason, Executive shall be entitled to receive:

(i) Base Salary at the rate in effect immediately before the effective date of termination paid through the effective date of termination; and

(ii) reimbursement for any previously unreimbursed business expenses properly incurred and documented by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(iii) a lump sum payment for any unused PTO; and

(iv) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company.

(c) Upon termination of Executive’s employment hereunder due to death, Executive’s estate shall be entitled to receive:

(i) the Base Salary with increases in accordance with Section 4(a) through the end of the term of this Agreement, provided, however, that in no event shall this payment be less than one (1) times the Executive’s Base Salary at the rate in effect at the time of death; and

(ii) annual bonus of no less than 10% of the Executive’s Base Salary for each year through the end of the term of this Agreement, provided, however, that in no event shall this payment be less than one (1) times the Executive’s actual Annual Bonus during the year of death or 10% of the Executive’s Base Salary at the rate in effect at the time of death or Disability, whichever is greater; and

(iii) the Company may, at its discretion, make the payments set forth in 7(c)(i) and 7(c)(ii) by purchasing applicable life insurance policies, provided, however, that any such life insurance shall be separate from and in addition to the Executive’s entitlement to life insurance under the terms of the Company’s benefit plans as then in effect; and

(iv) reimbursement for any previously unreimbursed business expenses properly incurred and documented by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(v) a lump sum payment for any unused PTO for the year in which the termination occurs.

(d) Upon termination of Executive’s employment hereunder due to Disability, Executive shall be entitled to receive:

(i) the Base Salary with increases in accordance with Section 4(a) through the end of the term of this Agreement, provided, however, that in no event (other than as provided in Section 7(d)(v)) shall this payment be less than one (1) times the Executive’s Base Salary at the rate in effect at the time of Disability; and

(ii) annual bonus of no less than 10% of the Executive’s Base Salary for each year through the end of the term of this Agreement, provided, however, that in no event (other than as provided in Section 7(d)(v)) shall this payment be less than one (1) times the Executive’s actual Annual Bonus during the year of Disability or 10% of the Executive’s Base Salary at the rate in effect at the time of Disability, whichever is greater; and

(iii) reimbursement for any previously unreimbursed business expenses properly incurred and documented by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(iv) a lump sum payment for any unused PTO for the year in which the termination occurs.

(v) Notwithstanding anything else in this Section, the Company’s obligation to make the payments set forth in 7(d)(i) and 7(d)(ii) shall be satisfied entirely by the Company’s purchase of supplemental disability insurance or long term care insurance, or both, for Executive the proceeds of which shall be in an amount equal to the difference between what Executive is entitled to pursuant to Sections 7(d)(i) and (ii), on the one hand, and any payments to which he is entitled under any disability insurance under the terms of the Company’s benefit plans as then in effect, any benefits available from any government disability program, and any disability benefits to which Executive is entitled pursuant to Social Security, on the other; provided, however, that the Company’s obligation shall further be limited to the amount of such supplemental disability and long term care insurance as can be purchased for a premium not to exceed $10,000 per annum. In the event that supplemental disability and long term care insurance cannot be purchased in an amount equal to the payments required by Sections 7(d)(i) and (ii) (less benefits Executive is entitled to receive from other Company-provided disability insurance, government-provided disability, and Social Security disability) for $10,000 or less in premiums per annum, Executive’s entitlement to payments under Sections 7(d)(i) and (ii) shall be limited to the amount of such supplemental insurance that can be purchased for $10,000 per annum in premiums.

(e) If Executive’s Employment is terminated by Company without Cause or by Executive with Good Reason, Executive shall be entitled to:

(i) Base Salary at the rate in effect immediately before Executive’s effective termination date paid through the date of termination;

(ii) annual bonus payment of no less than 10% of the Executive’s Base Salary at the rate in effect immediately before Executive’s effective termination date, prorated for the period up to and including the effective date of termination; and

(iii) reimbursement for any previously unreimbursed business expenses properly incurred and documented by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(iv) a lump sum payment for any unused PTO; and

(v) a lump sum payment equal to (A) one (1) times Executive’s annual Base Salary at the rate in effect immediately before Executive’s effective termination date; and (B) one (1) times the average annual bonus paid to the Executive in the preceding two years; and

(vi) for a period of eighteen (18) months following his Termination Date, Executive shall continue to receive the medical and dental coverage in effect on his Termination Date (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as the same may be changed from time to time for employees generally, as if Executive had continued in employment during such period. The COBRA health care continuation coverage period under Section 4980B of the Code, shall run concurrently with the foregoing eighteen (18) month benefit period.

(f) In the event the Company elects not to renew the Agreement, Executive shall be entitled to:

(i) Base Salary at the rate in effect immediately before the end of the term, payable through the last day of the term of the Agreement; and

(ii) a lump sum severance payment equal to one (1) times Executive’s annual Base Salary at the rate in effect immediately before the end of the term of the Agreement; and

(iii) reimbursement for any previously unreimbursed business expenses properly incurred and documented by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(iv) a lump sum payment for any unused PTO; and

(v) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company.

8. Change in Control.

(a) In the event that within 180 days before the effective date of a Change in Control, or within 24 months following the effective date of a Change in Control, Executive is Terminated Without Cause or Resigns With Good Reason or the Company elects not to renew this Agreement, Executive shall be entitled to the payments described in Section 7(e) (except that, for this purpose, Section 7(e)(v) shall be read to require the lump sum payment of two (2) times the Executive’s Annual Base Salary and two (2) times the average annual bonus paid in the preceding two years) and such payments shall be made to the Executive in a single sum within 30 days of the effective date of such termination, resignation, or nonrenewal.

For the purposes of this Agreement, a “Change in Control” of Company shall be deemed to have occurred if (a) there shall have consummated (i) any consolidation or merger of Company in which Company is not the continuing or surviving entity or pursuant to which shares of Company’s common stock would be converted to cash, securities or other property, other than a merger of Company in which the holders of Company’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving entity immediately after the merger, or (ii) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company; or (b) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company; or (c) any person (as that term is used in Sections 13(d) and 1 4(d)(z) of the Securities and Exchange Act, as amended (the “Exchange Act”)) shall become a beneficial owner (within the meaning of Rule 13d-2 under the Exchange Act) of 40% or more of Company’s outstanding common stock; or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of the period.

(b) In the event it shall be determined that any payment or distribution of any type to or for the benefit of the Executive (other than the payment provided for in this Section 8(b)) directly or indirectly by the Company, any affiliate of the Company, any person who acquires ownership or effective control of the company or ownership of a substantial portion of the company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

9. Restrictive Covenants.

(a) During Executive’s employment and for a period of one (1) year following the termination of Executive’s employment for any reason, Executive shall not, directly or indirectly, whether as a principal, agent, shareholder (except as set forth below) or in any other capacity, whether or not compensation is received, engage or participate in any activity for, or be employed by, assist or have an equity interest in (other than as a passive investor of no more than ten percent with no involvement in the management or conduct of the affairs of the business of such entity) any business or entity which is or plans to develop, manufacture, market, or sell any product designed to compete directly with the products of the Company and its subsidiaries which are under active development or are manufactured, marketed or sold or other businesses in which the Company is engaged during the term of Executive’s employment hereunder (“Competing Business”).

(b) Executive agrees that during the period stated in subsection (a) above, he will not (i) directly solicit or encourage in any manner the resignation of any employee of the Company or any of its subsidiaries; (ii) directly or indirectly solicit or divert customers, vendors, or business of the Company or any of its subsidiaries (provided that Executive may deal with any such customers or vendors in any manner which does not violate the provisions of subsection (a) above); or (iii) solicit, directly or indirectly, any person or entity to cease, reduce, alter, or rearrange any business relationship with the Company or any of its subsidiaries.

(c) Executive acknowledges and agrees that he considers the restrictions set forth in this Section 9 to be reasonable both individually and in the aggregate and that the duration, geographic scope, extent and application of these restrictions are no greater than is necessary for the protection of the Company’s legitimate interests. It is the desire and intent of Executive and the Company that the provisions of this Section 9 shall be enforced under the laws of the State of New Jersey. The Company and Executive further agree that if any particular provision or portion of this Section 9 shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. The Company and Executive further agree that in the event that any restriction herein shall be found to be void or unenforceable but would be valid or enforceable if some part or parts thereof were deleted or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and enforceable to the fullest extent possible consonant with applicable law.

(d) Without limiting the foregoing, Executive shall not be deemed to be in competition with the Company by reason of his employment, work, assistance, participation, research, or consulting with any business or entity that engages in both Competing Business and “Non-Competing Business” (which for purposes of this Section is any business other than Competing Business as defined in Section 9(a)), so long as the Executive’s employment, work, assistance, participation, research, or consulting for the business or entity during the term of this restrictive covenant is limited to the Non-Competing Business and provided that: (A) the Executive delivers to the business or entity a copy of this Agreement or an extract thereof setting forth fully and completely the restrictions set forth in this Section 9; (B) the Executive performs his obligations pursuant to Sections 9 and 10; and (C) the business or entity executes and delivers to the Company a written agreement in which, as a condition to the Executive’s employment, work, assistance, participation, research, or consulting, the business or entity (i) acknowledges receipt of such restriction, (ii) agrees that the Executive shall only be employed, work, assist, participate, research, or consult in the Non-Competing Business for the term of this restrictive covenant, and (iii) agrees not to solicit disclosure of the Company’s Confidential Information (defined below) from the Executive.

10. Election of Executive as Director. For so long as Executive serves as an employee of the Company, the Company shall cause the nomination of Executive as a director of the Company at each shareholder meeting at which election of directors is considered.

11. Confidentiality.

(a) During Executive’s employment with the Company, he may obtain or create Confidential Information (as defined below). Therefore, Executive agrees that, during his employment by the Company, its affiliates and/or its subsidiaries and thereafter, regardless of the reason for the termination of employment: (i) he will not disclose such Confidential Information to any company or person without the prior written consent of the Company; (ii) he will not make any use whatsoever of such Confidential Information, except to the extent required in order to carry out his duties as a Company employee; and (iii) he will immediately return to the Company all Confidential Information and other property of the Company, its affiliates and/or its subsidiaries, and/or their clients, and he will not make any use whatsoever of any Confidential Information he may remember.

(b) As used in this Agreement, the term “Confidential Information” shall mean all information concerning the business of the Company or any subsidiary relating to any of their products, product development, trade secrets, customers, suppliers, finances and business plans and strategies. Excluded from the definition of “Confidential Information” is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by the Executive, (ii) regarding the Company’s business or industry properly acquired by the Executive in the course of his career as an executive in the Company’s industry and independent of the Executive’s employment by the Company, or (iii) is disclosed in response to a valid order of a court or other governmental body, but only to the extent of and for the purposes of such order; provided, however, that the Executive shall first notify the Company in writing of the order to permit the Company to seek an appropriate protective order. For this purpose, information known or available generally within the trade or industry of the Company or any affiliate or subsidiary shall be deemed to be known or available to the public.

12. Return of Company Property. The ownership and right of control of all work product, including, without limitation, programs, databases, electronic files, reports, records, and supporting documents prepared by, for, or on behalf of Executive in connection with the performance of his duties during his employment are vested exclusively in the Company and remain the exclusive property of the Company. Except as agreed by the Company in writing, Executive will, at the Company’s request or on Executive’s date of termination, whichever is earlier, deliver to the Company all property of the Company, its affiliates, and/or its subsidiaries and their clients, including, without limitation, all Confidential Information, and any materials containing such Confidential Information in his possession or control in all forms, including all copies thereof, and that he will destroy all copies that cannot be delivered. This section does not apply to benefits information provided to Executive or copies of Executive’s performance evaluations.

13. Cooperation. Executive agrees to cooperate on a reasonable basis in the truthful and honest prosecution and/or defense of any claim in which the Company, its affiliates and/or its subsidiaries may have an interest (subject to reasonable limitations concerning time and place), which may include without limitation making himself available on a mutually agreed, reasonable basis to participate in any proceeding involving the Company, its affiliates and/or its subsidiaries, allowing himself to be interviewed by representatives of the Company, its affiliates and/or its subsidiaries, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information; provided that, if such services are required after expiration of the term of the Agreement or after termination of employment for any reason, the Company, its affiliates and/or its subsidiaries shall provide Executive with reasonable compensation for the time actually expended in such endeavors and shall pay his reasonable expenses incurred at the prior and specific request of the Company, its affiliates and/or its subsidiaries.

14. Remedies. Executive acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of the provisions of this Agreement would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Executive of any provision of this Agreement, it is agreed that, in addition to any available remedy at law, the Company shall be entitled to, without posting any bond, specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable relief or remedy which may then be available; provided, however, nothing herein shall be deemed to relieve the Company of its burden to prove grounds warranting such relief nor preclude Executive from contesting such grounds or facts in support thereof. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach hereof.

15. Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the State of New Jersey without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction of, and agree that such litigation shall be conducted in, any state or federal court located in the State of New Jersey.

16. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. The parties agree that the covenants set forth herein are reasonable. The parties ask that if any court of competent jurisdiction were to consider any provision of this Agreement to be overly broad based on the circumstances at the time enforcement is requested, that such court “blue pencil” the provision and enforce the provision to the full extent that such court deems it to be reasonable in scope.

17. Reimbursement of Legal Expenses. The Company shall promptly reimburse Executive for up to $5,000 for reasonable legal fees incurred by Executive in connection with the preparation, negotiation and execution of this Agreement and ancillary documents.

18. Indemnification. The Company agrees to promptly execute and deliver to Executive an Indemnification Agreement in substantially the same form as is attached at Exhibit A.

19. Miscellaneous; Waiver. Executive further agrees that this Agreement sets forth the entire employment Agreement between the Company and him, supersedes any and all prior agreements between the Company and himself, and shall not be amended or added to except in writing signed by the Company and Executive. Executive understands that he may not assign his duties and obligations under this Agreement to any other party.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

21. Successors and Assigns. This Agreement shall be binding on the successors and heirs of Executive and shall inure to the benefit of the successors and assigns of the Company.

22. Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified ail, postage prepaid, with return receipt requested, addressed: (a) in the case of the Company, to Columbia Laboratories, Inc., 345 Eisenhower Parkway, Livingston, New Jersey, attn: General Counsel, and (b) in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designated by written notice to the Company. Any notice given hereunder shall be deemed given at the time of receipt thereof by the person to whom such notice is given.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EXECUTIVE	COLUMBIA LABORATORIES, INC.

/S/ FRED WILKINSON	/S/ DENIS M O’DONNELL, MD

G. Frederick Wilkinson	Denis M. O’Donnell, M.D., Director Chair, Compensation and Benefits Committee